Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated February 9, 2021 relating to the financial statements of Alpha Capital Acquisition Company, which is contained in that Registration Statement. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

February 4, 2022